Exhibit 10.104

As adopted by the Board of Directors on

October 21, 2011

Activision Blizzard, Inc.

Non-Affiliated Director Compensation Program and

Stock Ownership Guidelines

Non-Affiliated Director

For purposes of this program, a “Non-Affiliated Director” is any director of the Company that is not also (i) an employee of the Company or any of its subsidiaries or (ii) an employee of a majority shareholder or any of its controlled affiliates.

Cash Compensation	Annual Retainers:

• Board Member - $55,000
• Chairman of the Audit Committee - $27,500
• Chairman of the Compensation Committee - $22,000
• Chairman of the Nominating and Corporate Governance Committee - $16,500
• Audit Committee Member - $11,000
• Compensation Committee Member - $5,500
• Nominating and Corporate Governance Committee Member - $5,500

Meeting Fees:

• For each board or committee meeting attended in person or by telephone - $3,300

Special Assignment Fees

•      Per day for special assignments required in connection with board duties (including, without limitation, litigation-related matters, but excluding days on which a director is required to travel to attend meetings) - $5,500

Payment Terms

•      All cash retainers will generally be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter; provided, however, that in no event shall fees be paid later than the date that is 2½ months following the last date of the Company’s fiscal year for which the retainer relates.

•      Meeting Fees and Special Assignment Fees will generally be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter; provided, however, that in no event shall fees be paid later than the date that is 2½ months following the last date of the Company’s fiscal year for which the retainer relates.

• Fees will be prorated for partial years of service, with partial months of service credited for full months.

Stock Options	New Appointment/Election Option Grant

• Each newly elected or appointed Non-Affiliated Director will receive a grant of 44,000 stock options upon initial election or appointment to the Board.

Annual Option Grant

• Each Non-Affiliated Director will receive an annual grant of 22,000 stock options annually upon re-election to the Board.

Tenth Year Option Grant

• In the year that a Non-Affiliated Director completes ten continuous years of service on the Board, the director will receive a grant of 44,000 stock options.

• The tenth year grant is in lieu of the annual grant for the applicable year.

Grant Date

• Option grants will be made three business days following the date of the first board meeting immediately following the annual meeting of stockholders.

• The exercise price of the options will equal the closing price of the Company’s common stock as quoted on the NASDAQ National Market on the date of grant.

Vesting

• All option grants will vest ratably every three months over the one-year period from the date of grant.

• Initial and “Tenth-Year” option grants will vest ratably every three months over the two-year period from the date of grant.

•      A director must be in continuous active service on each applicable vesting date and vesting will cease upon a termination of service; provided, however, that vesting will accelerate upon a director’s death or termination due to Disability (as defined in Section 22(e)(3) of the Internal Revenue Code)

Term

• Options will expire on the 10th anniversary of the date of grant.

• For so long as director remains in continuous service, all options may be exercised by the director through the 10th anniversary of grant.

•      Upon a cessation of service for any reason other than for cause, vested options will remain exercisable until the earlier of (i) the 1st anniversary of the date of death or cessation of service and (ii) the 10th anniversary of grant.

Change of Control

•      In the event that the director ceases to serve as a member of the Board of Directors pursuant to the terms of any business combination or similar transaction involving the Company, the options will immediately vest and will remain exercisable until the earlier of (i) the 1st anniversary of the date of the director’s cessation of service and (ii) the original expiration date.

Award Agreement

•      Options will be granted pursuant to the Company’s 2008 Incentive Plan and will be subject to the terms of the applicable Non-Affiliated Director stock option agreement as in effect at the time of grant.

Restricted Stock Units	New Appointment/Election RSU Grant

• Each newly elected or appointed Non-Affiliated Director will receive a grant of 22,000 RSUs upon initial election or appointment to the Board.

Annual RSU Grant

• Each Non-Affiliated Director will receive an annual grant of 11,000 RSUs annually upon re-election to the Board.

Tenth Year RSU Grant

• In the year that a Non-Affiliated Director completes 10 continuous years of service on the Board, the director will receive a grant of 22,000 RSUs.

• The tenth year grant is in lieu of the annual grant for the applicable year.

Grant Date

• RSU grants will be made three business days following the date of the first Board meeting immediately following the annual meeting of stockholders.

Vesting

• All annual RSUs will vest ratably every three months over the one-year period from the date of grant.

• Initial and “Tenth-Year” RSU grants will vest ratably every three months over the two-year period from the date of grant.

• A director must be in continuous active service on each applicable vesting date.

• Vesting will accelerate on the date of a director’s cessation of service due to death or Disability.

Settlement

• Vested RSUs will settle for shares of the Company’s common stock no later than 30 days following the 1st anniversary of the grant date.

• 50% percent of the Initial and “Tenth-Year” RSU grants will settle no later than 30 days following each of the 1st and 2nd anniversaries of the date of grant, to the extent vested.

Change of Control

•      In the event that the director ceases to serve as a member of the Board of Directors pursuant to the terms of any business combination or similar transaction involving the Company, the RSUs will immediately vest and settle as of the date on which the business combination or similar transaction is consummated.

Dividend Equivalents

•      To the extent dividends are paid on the Company’s common stock, dividend equivalents will be paid on RSUs prior to settlement, no later than the 45th date following the last date of the Company’s fiscal year in which the dividends are paid.

Award Agreement

• RSUs will be granted pursuant to the Company’s 2008 Incentive Plan and will be subject to the terms of the applicable Non-Affiliated Director stock RSU agreement as in effect at the time of grant.

Expenses	Directors receive reimbursement of business and travel expenses from time to time in accordance with Company policy.

Other Benefits	As determined by the Board from time-to-time.

Affiliated Directors	• Directors who are employees of the Company or any of its subsidiaries will not be entitled to compensation as a director.

•              Unless otherwise determined by the Board of Directors or set forth in the Company’s bylaws, directors who are employees of a majority shareholder or any of its controlled affiliates will not be entitled to compensation as a director.

Plan Administration	The human resources and the legal departments will administer the Non-Affiliated Directors’ compensation program.

Non-Affiliated Director Stock Ownership Guidelines

•              Each Non-Affiliated Director is required, within four years following his or her first election to the Board, to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) shares of the Company’s common stock (including any restricted shares of common stock or restricted share units payable in shares of the Company’s common stock) having an aggregate value at least equal to five times the amount of the annual cash Board retainer that we then pay such director for regular service on the Board.

•              For purposes of determining compliance with the share ownership guidelines, the aggregate value of the shares owned by the director is calculated as of January 2nd of each applicable year (or if such date is not a trading date, the next trading date) based on the higher of:

• the closing price of the Company’s common stock as quoted on the NASDAQ National Market on that day; and

•                  the closing price of the Company’s common stock as quoted on the NASDAQ National Market on the date of grant (or if such date is not a trading date, the next trading date), for any shares awarded to the director by the Company, and the actual cost to the director, for any other shares (e.g., with respect to shares acquired through the exercise of stock options, the exercise price).

• Non-Affiliated Directors are subject to these guidelines for as long as they continue to serve on the Board.